Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 13, 2014 on the consolidated financial statements of Realbiz Media Group, Inc. and Subsidiaries as of October 31, 2013 and 2012, and the related consolidated statements of operations and comprehensive loss and changes in stockholders’ equity and cash flows for the years ended October 31, 2013 and 2012, included herein on the registration statement of RealBiz Media Group, Inc. on Form S-1, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ D’Arelli Pruzansky, P.A.
Certified Public Accountants

Boca Raton, Florida

April 21, 2014